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As filed with the Securities and Exchange Commission on May 30, 2013

Registration Statement No. 333-188357

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1
to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ECHO GLOBAL LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5001120 (IRS Employer Identification No.)

600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
(800) 354-7993
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Douglas R. Waggoner
Chief Executive Officer
Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
Phone: (312) 676-2700
Fax: (847) 574-0882
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven J. Gavin, Esq.
Matthew F. Bergmann, Esq.
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Phone: (312) 558-5600
Fax: (312) 558-5700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

              If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

              If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

              If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

              Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Primary Offering:

Common stock

Preferred stock

Debt securities

Warrants

Subscription rights

Stock purchase contracts

Stock purchase units

Total Primary Offering			$175,000,000(3)	$23,870

Secondary Offering:

Common stock	6,769,131	$17.735	$120,050,539	$16,375

Total Secondary Offering			$120,050,539	$16,375

Total			$295,050,539	$40,245(4)

(1)
With respect to the primary offering, pursuant to Rule 416 under the Securities Act, the securities registered hereunder are deemed to include an indeterminate amount and number of common stock and/or preferred stock as may be issued upon stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, with respect to the primary offering, the securities registered hereunder include an indeterminate number of shares of common stock and/or preferred stock as may be issued upon conversion, exchange and/or redemption of the preferred stock, debt securities, warrants, subscription rights, stock purchase contracts or stock purchase units, as the case may be. Separate consideration may or may not be received for any shares of common stock or preferred stock so issued upon conversion, exchange or redemption.

(2)
With respect to the shares of common stock being registered hereunder, estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based upon the average of the high and low sales price of Echo Global Logistics, Inc.'s common stock on April 29, 2013 on the NASDAQ Global Market.

(3)
Subject to Rule 462(b) under the Securities Act, with respect to the primary offering, there are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock, debt securities, warrants, subscription rights, stock purchase contracts and/or stock purchase units that shall have an aggregate initial offering price not to exceed $175,000,000. For debt securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such debt securities.

(4)
Previously paid.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 1 on Form S-3 is being filed soley to include an updated Exhibit 5.1 to the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following is a statement of the estimated expenses to be incurred by Echo Global Logistics, Inc. in connection with the registration of the securities under this Registration Statement, all of which will be borne by Echo Global Logistics, Inc.

Securities and Exchange Commission Registration Fee	$40,245
Legal Fees and Expenses	35,000
Accountants' Fees and Expenses	23,000
Miscellaneous	1,755

Total	$100,000

Item 15.    Indemnification of Directors and Officers.

  Delaware General Corporation Law

        We are incorporated under the laws of the State of Delaware. Our Certificate and By-laws provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        In addition, we have the power to indemnify any person who was or is a party or is threatened to be made a party to, or otherwise involved (including involvement as a witness) in, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to Echo or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our Certificate includes such a provision. As a result of this provision, Echo and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to Echo. This provision does not, however, eliminate a director's fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws.

  Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law, as amended from time to time. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Echo (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

  Directors' and Officers' Liability Insurance

        We maintain directors' and officers' liability insurance policies, which insure against liabilities that our directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act or otherwise.

Item 16.    List of Exhibits.

1.1	*	Form of underwriting agreement.

3.1	†	Second Amended and Restated Certificate of Incorporation of Echo Global Logistics, Inc.

3.2	†	Amended and Restated By-Laws of Echo Global Logistics, Inc.

4.1	†	Investor Rights Agreement, effective as of June 7, 2006, by and among Echo Global Logistics, Inc. and certain investors set forth therein.

4.3	+	Form of Indenture relating to the senior debt securities.

4.4	+	Form of Indenture relating to the subordinated debt securities.

4.5	†	Form of common stock certificate.

4.6	*	Form of warrant agreement.

4.7	*	Form of warrant certificate.

4.8	*	Form of preferred stock certificate.

5.1		Opinion of Winston & Strawn LLP as to the legality of the securities being registered.

12.1	*	Statement re Computation of Ratio of Earnings to Fixed Charges.

23.1	+	Consent of Ernst & Young LLP.

23.2		Consent of Winston & Strawn LLP (contained in the opinion filed as Exhibit 5.1).

24.1	+	Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Registrant and subsidiary guarantors (contained on the signature pages hereto).

25.1	**	Form of T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under any indenture constituting Exhibit 4.1 hereto.

*
To be filed by amendment or as an exhibit to a document incorporated by reference into the registration statement.

†
Incorporated by reference to Form S-1 Registration Statement (File No. 333-150514).

**
To be filed separately under the electronic form type 305B2, if applicable.

+
Previously filed with the initial Registration Statement on Form S-3 on May 3, 2013.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  (a)
  (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (j)
  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 30, 2013.

ECHO GLOBAL LOGISTICS, INC.
By:	/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner	President and Chief Executive Officer (principal executive officer) and Director	May 30, 2013
* David B. Menzel	Chief Financial Officer (principal accounting and financial officer)	May 30, 2013
* Samuel K. Skinner	Chairman of the Board	May 30, 2013
* John R. Walter	Director	May 30, 2013
* John F. Sandner	Director	May 30, 2013
* David Habiger	Director	May 30, 2013
* Bradley A. Keywell	Director	May 30, 2013

Signature	Title	Date

* Matthew W. Ferguson	Director	May 30, 2013
* Nelda J. Connors	Director	May 30, 2013

*By:	/s/ DOUGLAS R. WAGGONER Douglas R. Waggoner, as attorney-in-fact

 EXHIBIT INDEX

1.1	*	Form of underwriting agreement.
3.1	†	Second Amended and Restated Certificate of Incorporation of Echo Global Logistics, Inc.
3.2	†	Amended and Restated By-Laws of Echo Global Logistics, Inc.
4.1	†	Investor Rights Agreement, effective as of June 7, 2006, by and among Echo Global Logistics, Inc. and certain investors set forth therein.
4.3		Form of Indenture relating to the senior debt securities.
4.4		Form of Indenture relating to the subordinated debt securities.
4.5	†	Form of common stock certificate.
4.6	*	Form of warrant agreement.
4.7	*	Form of warrant certificate.
4.8	*	Form of preferred stock certificate.
5.1		Opinion of Winston & Strawn LLP as to the legality of the securities being registered.
12.1	*	Statement re Computation of Ratio of Earnings to Fixed Charges.
23.1	+	Consent of Ernst & Young LLP.
23.2		Consent of Winston & Strawn LLP (contained in the opinion filed as Exhibit 5.1).
24.1	+
Powers of Attorney authorizing certain persons to sign this registration statement on behalf of certain directors and officers of Registrant and subsidiary guarantors (contained on the signature pages hereto).
25.1	**	Form of T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under any indenture constituting Exhibit 4.1 hereto.

*
To be filed by amendment or as an exhibit to a document incorporated by reference into the registration statement.

†
Incorporated by reference to Form S-1 Registration Statement (File No. 333-150514).

**
To be filed separately under the electronic form type 305B2, if applicable.

+
Previously filed with the initial Registration Statement on Form S-3 on May 3, 2013.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. List of Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX